Exhibit 23.3
May 1, 2007
Mr. Arthur D. Chadwick
Chief Financial Officer
Cavium Networks, Inc.
805 E. Middlefield Road
Mountain View, CA 94043

Subject:	WRITTEN CONSENT TO INCORPORATE BY REFERENCE DUFF & PHELPS, LLC VALUATION IN S-1 FILING OF CAVIUM NETWORKS, INC.
Dear Mr. Chadwick:
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of references to our final reports to the Board of Directors of Cavium Networks, Inc. as of various dates relating to the estimation of the fair value of the common stock and preferred stock of Cavium Networks, Inc., and to references to our firm’s name therein, which appear in Cavium Networks, Inc.’s Registration Statement on Form S-1 (No. 333-140660). We also consent to the incorporation by reference in this Registration Statement on Form S-1 of the references to us under the “Experts” in the Registration Statement (No. 333-140660). However, in giving such consent, we do not admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The responsibility for determining the fair value of the common stock and preferred stock as described in the Registration Statement (No. 333-140660) rests solely with management and the Board of Directors of Cavium Networks, Inc. and our valuation report was considered as part of its analysis in reaching its conclusion as to such value.
Sincerely,
Duff & Phelps, LLC